As filed with the Securities and Exchange Commission on June 20, 2025

Registration No. 333-287704

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN BATTERY TECHNOLOGY COMPANY
(Exact name of registrant as specified in its charter)

Nevada	33-1227980
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Washington Street, Suite 100 Reno, NV 89503
Tel: (775) 473-4744
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ryan Melsert
Chief Executive Officer
100 Washington Street, Suite 100
Reno, NV 89503
Tel: (775) 473-4744
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Amy Bowler

Holland & Hart LLP

555 17th Street, Suite 3200

Denver, CO 80202

(303) 295-8000

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☐	Accelerated filer
☒	Non-accelerated filer	☒	Smaller reporting company
		☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-287704) (the “Registration Statement”) of American Battery Technology Company (the “Company”) is being filed solely (i) to amend the beneficial ownership information of several Selling Stockholders listed in the table in the “Selling Stockholders” section; (ii) to amend the “Incorporation by Reference” section to specifically incorporate by reference the Form 10-Q for the quarter ended March 31, 2025, filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 15, 2025, and (iii) to revise Item 16, “Exhibits” to include, and to file as exhibits, (a) the forms of subscription agreements for the warrants and underlying shares of common stock registered in this Registration Statement (the “Securities”), (b) the forms of Series A, Series B and Common Warrants for the Securities, and (c) the consent of RESPEC Company, LLC and Woods Process Services, LLC with respect to the incorporation of the Amended Resource Estimate and Initial Assessment with Project Economics for the Tonopah Flats Lithium Project, Esmeralda and Nye Counties, Nevada, USA into the Registration Statement.

Except as described above, no changes have been made to the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 20, 2025

PROSPECTUS

AMERICAN BATTERY TECHNOLOGY COMPANY

2,296,460 Shares of Common Stock

4,116,733 Shares of Common Stock Issuable Upon Exercise of Warrants

Offered by the Selling Stockholders

This prospectus relates to the offer and resale, from time to time, of up to 6,413,193 shares of common stock (the “Shares”) of American Battery Technology Company, par value $0.001 per share (the “Common Stock”), issued by us in connection with private placements consisting of (i) 2,296,460 shares of Common Stock (the “PIPE Shares”), (ii) 1,842,120 shares of our Common Stock (the “Common Warrant Shares”) issuable upon the exercise of common warrants to purchase shares of our Common Stock (“Common Warrants”) by certain selling stockholders, (iii) 1,824,613 shares of our Common Stock (the “Series A Warrant Shares”) issuable upon the exercise of Series A warrants to purchase shares of our Common Stock (the “Series A Warrants”) by certain selling stockholders, and (iv) 450,000 shares of our Common Stock (the “Series B Warrant Shares” and, together with the Common Warrant Shares and the Series A Warrant Shares, the “Warrant Shares”) issuable upon the exercise of Series B warrants to purchase shares of our Common Stock (the “Series B Warrants” and, together with the Common Warrants and the Series A Warrants, the “Warrants”) by certain selling stockholders.

On June 9, 2023, August 5, 2024, and February 26, 2025, we sold and issued to the selling stockholders named herein (each, a “Selling Stockholder,” and collectively the “Selling Stockholders”) the PIPE Shares, Common Warrants, Series A Warrants, and Series B Warrants in the aggregate principal amount of $6,900,000. We sold the Shares in private placements in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to subscription agreements with the Selling Stockholders. We are registering the resale of the PIPE Shares and the Warrant Shares as required under the terms of the private placements.

The Selling Stockholders may, from time to time, offer and sell any or all of the PIPE Shares and, upon exercise of the Warrants, the Warrant Shares held by them directly or through agents or dealers on terms to be determined at the time of sale, as described in more detail in the section of this prospectus entitled “Plan of Distribution.” We are not selling any shares of Common Stock under this prospectus, and we will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. We would, however, receive proceeds of up to approximately $9,381,827 upon the exercise for cash of the Warrants held by the Selling Stockholders. Proceeds, if any, received from the exercise of such Warrants will be used for general corporate purposes and working capital. No assurances can be given that any Warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available. We have agreed to pay certain expenses in connection with this registration statement.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any amendments or supplements, together with the additional information described under the heading “Where You Can Find More Information,” before you invest.

Our Common Stock is traded on The Nasdaq Stock Market LLC (“Nasdaq”), under the symbol “ABAT.” On May 28, 2025, the last reported sale price of our Common Stock on Nasdaq was $1.36 per share.

Investing in our securities involves risks. You should carefully read and consider the risk factors included below, in any prospectus supplement, and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities. See “Risk Factors” beginning on page 7 of this prospectus for information on certain risks related to the purchase of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [  ], 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the Selling Stockholders may, from time to time, sell the Shares described in this prospectus in one or more offerings or resales.

You should assume that the information appearing in this prospectus and any applicable prospectus supplement is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. Neither we nor any agent or the Selling Stockholders has authorized any person to give you any information that is different from such information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders will offer and sell the Shares only in jurisdictions where offers and sales are permitted. You should read this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before you decide to invest in our securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any amendments or supplements, together with the additional information described under the heading “Where You Can Find More Information,” before you invest.

When we refer to “American Battery Technology Company,” “we,” “our,” “us” and the “Company” in this prospectus, we mean American Battery Technology Company and its consolidated subsidiaries, unless otherwise specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “seeks,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would,” and similar expressions intended to identify forward-looking statements. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Such statements may include, but are not limited to, information related to: anticipated operating results; relationships with our customers; consumer demand; financial resources and condition; changes in revenues; changes in profitability; changes in accounting treatment; cost of sales; selling, general and administrative expenses; interest expense; the ability to produce the liquidity or enter into agreements to acquire the capital necessary to continue our operations and take advantage of opportunities; and legal proceedings and claims.

You should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from our expectations. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents.

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SUMMARY

This summary highlights selected information from this prospectus or incorporated by reference into this prospectus and does not contain all of the information that you need to consider in making your investment decision. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully this prospectus and the documents incorporated by reference in their entirety, including “Risk Factors” included in this prospectus and incorporated by reference, “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements incorporated by reference in this prospectus, together with the additional information described under “Incorporation by Reference.”

Overview

American Battery Technology Company (the “Company”) is an integrated critical battery materials company within the lithium–ion battery industry that is working to increase the domestic U.S. production of critical battery materials, such as lithium, nickel, cobalt, and manganese through its exploration of new domestic-US primary resources of battery metals, development and commercialization of new technologies for the extraction of these battery metals from primary resources, and commercialization of an internally developed integrated process for the recycling of lithium–ion batteries. Through this three–pronged approach the Company is working to both increase the domestic production of these battery materials, and to ensure spent batteries have their elemental battery metals returned to the domestic manufacturing supply chain in an economical, environmentally-conscious, closed–loop fashion.

To implement this business strategy, the Company has constructed its first integrated lithium–ion battery recycling facility, which takes in waste and end–of–life battery materials from the electric vehicle, stationary storage, and consumer electronics industries. The ramp-up and operations of this facility are of the highest priority to the Company, and as such it has significantly increased the resources devoted to its execution including the further internal hiring of technical staff, expansion of laboratory facilities, and purchasing of equipment. The Company has been awarded a competitively bid grant from the U.S. Advanced Battery Consortium to support a $2 million project to accelerate the development and demonstration of the technologies within this integrated lithium–ion battery recycling facility. The Company has also been awarded an additional grant from the DOE to support a $20 million project under the Bipartisan Infrastructure Law to validate, test, and deploy three next-generation disruptive advanced separation and processing recycling technologies.

Additionally, the Company is accelerating the demonstration and commercialization of its internally developed low–cost and low–environmental impact processing train for the manufacturing of battery grade lithium hydroxide from Nevada–based sedimentary claystone resources. The Company has been awarded a competitive grant from the DOE’s Advanced Manufacturing and Materials Technologies Office through the Critical Materials Innovation program to support a $4.5 million project for the construction and operation of a multi–ton per day integrated continuous demonstration system to support the scale–up and commercialization of these technologies. The Company has also been awarded an additional grant award under the Bipartisan Infrastructure Law to support a $115.5 million project to design, construct, and commission a first-of-kind commercial-scale refinery to produce 30,000 MT of battery-grade lithium hydroxide per year from this resource.

ABTC has completed the construction and commissioning of its claystone to lithium hydroxide (LiOH) pilot plant, marking a significant milestone in the commercialization of its internally-developed processes to access an unrealized domestic primary lithium resource. The construction and commissioning of this pilot plant enables ABTC to demonstrate its technologies for accessing the lithium housed in its unconventional resource, Tonopah Flats Lithium Project (TFLP), in an integrated and continuous system, and to generate large amounts of battery grade lithium hydroxide for delivery to customers for qualifications and evaluation. The construction and operation of this pilot demonstration plant are supported by a competitively awarded grant from the DOE for this $4.5 million effort.

ABTC has filed an amended Initial Assessment for its Tonopah Flats Lithium Project (TFLP). The TFLP is one of the largest identified lithium resources in the U.S., and while initial pit designs and economic analyses in previous assessments evaluated the full resource, this updated Initial Assessment utilizes a commercialization pathway with a more rigorous mine plan that contemplates utilization of only Measured and Indicated Mineral Resources, and excludes Inferred Mineral Resources, to supply the planned commercial-scale lithium hydroxide refinery. This commercialization pathway allows for an engineered phased development, with improved access to the higher quality portions of the resource, and improved project economics.

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On March 28, 2024, ABTC was selected for an approximately $19.5 million tax credit through the Qualifying Advanced Energy Project Credits program (48C). This tax credit was granted by the U.S. Department of Treasury Internal Revenue Service following a highly competitive technical and economic review process performed by the DOE, which evaluated the feasibility of applicant facilities to advance America’s buildout of globally competitive critical material recycling, processing, and refining infrastructure. This $19.5 million tax credit can be utilized both for the reimbursement of capital expenditures spent to date, and also for equipment and infrastructure for additional value-add operations at ABTC’s battery recycling facility in the Tahoe-Reno Industrial Center (TRIC) in Storey County, Nevada. As of March 31, 2025, the Company has incurred qualifying expenditures for this tax credit but will not recognize any amounts until it has reasonable assurance of compliance with the relevant standards.

Also on March 28, 2024, ABTC was selected for an additional $40.5 million tax credit through the Qualifying Advanced Energy Project Credits program (48C) to support the design and construction of a new, next-generation, commercial battery recycling facility to be located in the United States. As with ABTC’s initial $19.5 million tax credit under the 48C program supporting the construction and buildout of its battery recycling facility in Nevada, this additional award was granted by the U.S. Department of Treasury Internal Revenue Service following a highly competitive technical and economic review process performed by the DOE, which evaluated the feasibility of applicant facilities to advance America’s buildout of globally competitive critical material recycling, processing, and refining infrastructure. As of March 31, 2025, the Company has not incurred any qualifying expenditures towards this tax credit.

On September 23, 2024, the U.S. DOE announced that the Company had been selected for award negotiations for a highly competitive grant for $150 million to be applied towards the construction of a new lithium-ion battery recycling facility. On December 18, 2024, the Company received a contracted grant award for $144 million of federal investment by the DOE, with these funds awarded to the Company and an additional $6.4 million awarded to its subcontractor Argonne National Laboratory, to support the construction of a new lithium-ion battery recycling facility.

Background

The Company was incorporated as Oroplata Resources, Inc. under the laws of the State of Nevada on October 6, 2011, for the purpose of acquiring rights to mineral properties with the eventual objective of being a producing mineral company. On August 8, 2016, the Company formed Lithortech Resources Inc. as a wholly owned subsidiary of the Company to serve as its operating subsidiary for lithium resource exploration and development. On June 29, 2018, the Company changed the name of Lithortech Resources to LithiumOre Corp. (“LithiumOre”); on May 3, 2019, the Company changed its name to American Battery Metals Corporation; and on August 12, 2021, the Company changed its name to American Battery Technology Company, which better aligns with the Company’s current business activities and future objectives. On September 11, 2023, the Company effected a one-for-fifteen (1:15) reverse stock split (the “Reverse Stock Split”) of the Company’s authorized, issued and outstanding shares of Common Stock, and the authorized shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). All share numbers and prices herein reflect the effectiveness of the Reverse Stock Split.

Smaller Reporting Company

We are a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. For example, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and we have reduced disclosure obligations regarding executive compensation.

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Private Placement Transactions

On June 9, 2023, we entered into subscription agreements with certain Selling Stockholders, pursuant to which we sold and issued (i) 476,187 shares of our Common Stock at a purchase price of $10.50 per share, (ii) 476,187 shares of our Common Stock issuable upon the exercise of Series A warrants to purchase shares of our Common Stock at an exercise price of $12.00 per share, which were immediately exercisable upon issuance for a five-year term, and (iii) 0 shares of our Common Stock issuable upon the exercise of Series B warrants to purchase shares of our Common Stock at an exercise price of $10.50 per share, which were immediately exercisable upon issuance for an 18-month term (the “June 2023 Private Placement”). The total purchase price paid by the Selling Stockholders in the June 2023 Private Placement was approximately $5,000,000.

On August 5, 2024, we entered into subscription agreements with certain Selling Stockholders, pursuant to which we sold and issued (i) 450,000 shares of our Common Stock at a purchase price of $1.00 per share, (ii) 450,000 shares of our Common Stock issuable upon the exercise of Series A warrants to purchase shares of our Common Stock at an exercise price of $1.00 per share, which were immediately exercisable upon issuance for a five-year term, and (iii) 450,000 shares of our Common Stock issuable upon the exercise of Series B warrants to purchase shares of our Common Stock at an exercise price of $1.00 per share, which were immediately exercisable upon issuance for an 18-month term (the “August 2024 Private Placement”). The total purchase price paid by the Selling Stockholders in the August 2024 Private Placement was approximately $450,000.

On August 5, 2024, we entered into subscription agreements with certain Selling Stockholders, pursuant to which we sold and issued (i) 449,213 shares of our Common Stock at a purchase price of $1.28 per share, and (ii) 898,426 shares of our Common Stock issuable upon the exercise of Series A warrants to purchase shares of our Common Stock at an exercise price of $1.03 per share, which were immediately exercisable upon issuance and expire on July 23, 2029 (the “Second August 2024 Private Placement”). The total purchase price paid by the Selling Stockholders in the Second August 2024 Private Placement was approximately $575,000.

On February 26, 2025, we entered into subscription agreements with certain Selling Stockholders, pursuant to which we sold and issued (i) 921,060 shares of our Common Stock at a purchase price of $0.95 per share, (ii) 1,842,120 shares of our Common Stock issuable upon the exercise of Common Warrants to purchase shares of our Common Stock at an exercise price of $1.00 per share, which were immediately exercisable upon issuance and expire on February 28, 2028 (the “February 2025 Private Placement”). The total purchase price paid by the Selling Stockholders in the February 2025 Private Placement was approximately $875,000.

The offer and sale of the securities in the private placements were not registered under the Securities Act, or any state securities laws. We relied on an exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof. Each of the Selling Stockholders has represented to us that such Selling Stockholder is an “accredited investor,” as defined in Regulation D of the Securities Act, and that the securities purchased by such Selling Stockholder were being acquired solely for such Selling Stockholder’s own account and for investment purposes and not with a view to its future sale or distribution.

Corporate Information

Our mailing address and the telephone number of our principal executive offices are:

American Battery Technology Company

100 Washington Street, Suite 100

Reno, Nevada 89503

Tel: (775) 473-4744

Our corporate website address is americanbatterytechnology.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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THE OFFERING

Shares of Common Stock offered by the Selling Stockholders	Up to 6,413,193 Shares

Shares of Common Stock outstanding prior to this offering	92,523,900 shares of Common Stock (as of May 28, 2025)

Terms of the offering	The Selling Stockholders, including their permitted transferees, donees, pledgees, assignees or successors-in-interest, may sell, transfer or otherwise dispose of any or all of the Shares of Common Stock offered by this prospectus from time to time on any stock exchange, market or trading facility on which the Shares are traded or quoted, in the over-the-counter market or in private transactions. The Shares of Common Stock may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. See “Plan of Distribution” on page 17.

Use of proceeds	We will not receive any proceeds from the sale of the Shares covered by this prospectus. However, we may receive proceeds from the exercise of the Warrants by the Selling Stockholders to the extent they are exercised for cash. In the event we receive proceeds from the cash exercise of the Warrants, we intend to use the aggregate net proceeds from the exercise of the Warrants for general corporate purposes, including working capital.

Dividend Policy	We do not anticipate declaring or paying any cash dividends to holders of our Common Stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. If we decide to pay cash dividends in the future, the declaration and payment of such dividends will be at the sole discretion of our board of directors (the “Board”) and may be discontinued at any time. In determining the amount of any future dividends, our Board will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements and other factors that our Board may deem relevant.

Risk Factors	An investment in our Common Stock involves a high degree of risk. See the section entitled “Risk Factors” included in this prospectus supplement, the accompanying base prospectus and our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, incorporated by reference herein, and any other risk factors described in the documents incorporated by reference herein, for a discussion of certain factors to consider carefully before deciding to invest in our Common Stock.

Nasdaq symbol	“ABAT.”

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Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the Selling Stockholders for offer and resale, we are referring to the PIPE Shares and the Warrant Shares that are issued upon the exercise of the Warrants by the Selling Stockholders. When we refer to the Selling Stockholders in this prospectus, we are referring to the Selling Stockholders identified in this prospectus and, as applicable, their respective permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The number of shares of Common Stock outstanding is based on 92,523,900 shares of Common Stock outstanding as of May 28, 2025, and excludes, as of that date, approximately 4,116,733 shares of our Common Stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $2.28 per share.

RISK FACTORS

An investment in our securities is subject to numerous risks, including the risk factors described below. You should carefully consider the risks, uncertainties and other factors described below, in addition to the other information set forth in this prospectus, before making an investment decision with regard to our securities. Any of these risks, uncertainties and other factors could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. See also “Cautionary Note Regarding Forward-Looking Statements.”

RISKS RELATING TO OUR COMPANY

Since we have a limited operating history, it is difficult for potential investors to evaluate our business.

The Company has commissioned a recycling plant and started generating revenue in the fourth quarter of fiscal 2024. Our limited operating history makes it difficult for potential investors to evaluate our technology or prospective operations. As an early-stage company, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We will need additional financing, which additional financing may not be available on reasonable terms or at all.

We believe that we will require significant working capital in the near term in order to fund our current operations. We will likely need to raise capital over the next 12 months to satisfy such requirements, the receipt of which cannot be assured. We will also require additional capital in order to fully develop our recycling facilities. We intend to seek additional funds through various financing sources, including the private sale of our equity and debt securities, joint ventures with capital partners and project financing of our recycling facilities. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations, in which case you may lose your entire investment.

We must effectively manage the growth of our operations, or our company will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process. If funding is available, we may elect to increase the scope of our operations and acquire complementary businesses. Implementing our business plan will require significant additional funding and resources. If we grow our operations, we will need to hire additional employees and make significant capital investments. If we grow our operations, it will place a significant strain on our existing management and resources. Additionally, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

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We may be unable to maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results.

Our reporting obligations as a public company place a significant strain on our management, operational and financial resources and systems. We do not currently have effective internal controls. If we fail to maintain an effective system of internal control over financial reporting, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with the SEC, reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, cause our stock price to drop.

We have been and expect to be significantly dependent on consulting agreements for the development of our battery recycling facilities, which exposes us to the risk of reliance on the performance of third parties.

In developing our battery recycling technology, we rely to some extent on consulting agreements with third parties as the Company does not have the resources to employ all the necessary staff required for such activities. The failure to obtain and maintain such consulting agreements would substantially disrupt or delay our battery recycling activities. Any such loss would likely increase our expenses and materially harm our business, financial condition and results of operation.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of certain key employees would adversely impact our business prospects.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of certain key employees, including our Chief Executive Officer and our Chief Technology Officer, would adversely impact our business prospects. Our ability to compete in the highly competitive battery recycling technology business depends in large part upon our ability to attract highly qualified managerial, scientific, and engineering personnel. In order to induce valuable employees to remain with us, we intend to provide employees with stock grants that vest over time. The value to employees of stock grants that vest over time will be significantly affected by movements in our stock price that we will not be able to control and may at any time be insufficient to counteract more lucrative offers from other companies. Other technology companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize products would be limited.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

Battery recycling is a highly competitive and speculative business and we may not be successful in seeking available opportunities.

The process of battery recycling is a highly competitive and speculative business. In seeking available opportunities, we will compete with a number of other companies, including established, multi-national companies that have more experience and resources than we do. There also may be other small companies that are developing similar processes and are farther along than the Company. Because we may not have the financial and managerial resources to compete with other companies, we may not be successful in our efforts to develop technology which is commercially viable.

Our new business model has not been proven by us or anyone else.

We intend to engage in the business of lithium recycling through a proprietary recycling technology. While the production of lithium-ion recycling is an established business, to date most lithium-ion recycling has been produced by way of performing bulk high temperature calcinations or bulk acid dissolutions. We have developed a highly strategic recycling processing train that does not employ any high temperature operations or any bulk chemical treatments of the full battery. We have tested our recycling process on a small scale and to a limited degree; however, there can be no assurance that we will be able to produce battery metals in commercial quantities at a cost of production that will provide us with an adequate profit margin. The uniqueness of our process presents potential risks associated with the development of a business model that is untried and unproven.

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While the testing of our recycling process has been successful to date, there can be no assurance that we will be able to replicate the process, along with all of the expected economic advantages, on a large commercial scale.

As of the date of this prospectus, we have built and operated our recycling process on a very small scale. While we believe that our development and testing to date has proven the concept of our recycling process, we have not undertaken the build-out or operation of a large-scale facility capable of recycling large commercial quantities. There can be no assurance that as we commence large scale manufacturing or operations that we will not incur unexpected costs or hurdles that might restrict the desired scale of our intended operations or negatively impact our projected gross profit margin.

Our intellectual property rights may not be adequate to protect our business.

We currently do not hold any patents for our products. Although we expect to file applications related to our technology, no assurances can be given that any patent will be issued on such patent applications or that, if such patents are issued, they will be sufficiently broad to adequately protect our technology. In addition, we cannot assure you that any patents that may be issued to us will not be challenged, invalidated, or circumvented. Even if we are issued patents, they may not stop a competitor from illegally using our patented processes and materials. In such event, we would incur substantial costs and expenses, including lost time of management in addressing and litigating, if necessary, such matters. Additionally, we rely upon a combination of trade secret laws and nondisclosure agreements with third parties and employees having access to confidential information or receiving unpatented proprietary know-how, trade secrets and technology to protect our proprietary rights and technology. These laws and agreements provide only limited protection. We can give no assurance that these measures will adequately protect us from misappropriation of proprietary information.

Our processes may infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions.

The applied science industry is characterized by frequent allegations of intellectual property infringement. Though we do not expect to be subject to any of these allegations, any allegation of infringement could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause suspension of operations or force us to enter into royalty, license, or other agreements rather than dispute the merits of such allegation. If patent holders or other holders of intellectual property initiate legal proceedings, we may be forced into protracted and costly litigation. We may not be successful in defending such litigation and may not be able to procure any required royalty or license agreements on acceptable terms or at all.

Our business strategy includes entering into joint ventures and strategic alliances. Failure to successfully integrate such joint ventures or strategic alliances into our operations could adversely affect our business.

We propose to commercially exploit our recycling process, in part, by entering into joint ventures and strategic relationships with parties involved in the manufacture and recycling of lithium-ion products. Joint ventures and strategic alliances may involve significant other risks and uncertainties, including distraction of management’s attention away from normal business operations, insufficient revenue generation to offset liabilities assumed and expenses associated with the transaction, and unidentified issues not discovered in our due diligence process, such as product quality, technology issues and legal contingencies. In addition, we may be unable to effectively integrate any such programs and ventures into our operations. Our operating results could be adversely affected by any problems arising during or from any joint ventures or strategic alliances.

If we are unable to manage future expansion effectively, our business, operations and financial condition may suffer significantly, resulting in decreased productivity.

If our recycling process proves to be commercially valuable, it is likely that we will experience a rapid growth phase that could place a significant strain on our managerial, administrative, technical, operational and financial resources. Our organization, procedures and management may not be adequate to fully support the expansion of our operations or the efficient execution of our business strategy. If we are unable to manage future expansion effectively, our business, operations and financial condition may suffer significantly, resulting in decreased productivity.

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The global economic conditions could negatively affect our prospects for growth and operating results.

Our prospects for growth and operating results will be directly affected by the general global economic conditions of the industries in which our suppliers, partners and customer groups operate. We believe that the market price of our principal product, recycled lithium-ion, is relatively volatile and reacts to general global economic conditions. A decline in the price of lithium-ion resulting from over supply or a global economic slowdown and the other global economic conditions could negatively affect our business. There can be no assurance that global economic conditions will not, at times, negatively impact our liquidity, growth prospects and results of operations.

Government regulation and environmental, health and safety concerns may adversely affect our business.

Our operations in the United States will be subject to the Federal, State and local environmental, health and safety laws applicable to the reclamation of lithium-ion batteries. Depending on how any particular operation is structured, our facilities will probably have to obtain environmental permits or approvals to operate, including those associated with air emissions, water discharges, and waste management and storage. We may face opposition from local residents or public interest groups to the installation and operation of our facilities. Failure to secure (or significant delays in securing) the necessary approvals could prevent us from pursuing some of our planned operations and adversely affect our business, financial results and growth prospects. In addition to permitting requirements, our operations are subject to environmental health, safety and transportation laws and regulations that govern the management of and exposure to hazardous materials such as the heavy metals and acids involved in battery reclamation. These include hazard communication and other occupational safety requirements for employees, which may mandate industrial hygiene monitoring of employees for potential exposure to hazardous materials. Failure to comply with these requirements could subject our business to significant penalties (civil or criminal) and other sanctions that could adversely affect our business.

The nature of our operations involves risks, including the potential for exposure to hazardous materials such as heavy metals, that could result in personal injury and property damage claims from third parties, including employees and neighbors, which claims could result in significant costs or other environmental liability. Our operations also pose a risk of releases of hazardous substances, such as heavy metals or acids, into the environment, which can result in liabilities for the removal or remediation of such hazardous substances from the properties at which they have been released, liabilities which can be imposed regardless of fault, and our business could be held liable for the entire cost of cleanup even if we were only partially responsible. Like any manufacturer, we are also subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, or disposal facilities under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination, and for damages to natural resources. Liability under CERCLA is retroactive, and, under certain circumstances, liability for the entire cost of a cleanup can be imposed on any responsible party.

In the event we are unable to present and operate our recycling process and operations as safe and environmentally responsible, we may face opposition from local governments, residents or public interest groups to the installation and operation of our facilities.

Our projects could be delayed if funding of awards from the U.S. government is paused due to recent Executive Orders.

The Trump Administration has issued numerous Executive Orders (“EOs”), including the Unleashing American Energy Executive Order on January 20, 2025, which imposed an immediate pause in the disbursement of funds appropriated through the Inflation Reduction Act of 2022 during a 90-day review period. Although we have received payments from the federal government since the Unleashing American Energy Executive Order, we continue to evaluate these EOs and other related memoranda to determine what, if any, impact they might have on awards selected or received from the U.S. DOE. A pause could delay the timing of projects, and could have a material adverse impact on our business, financial condition, and results of operations.

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RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

The number of shares of our Common Stock available for future issuance or sale could adversely affect the per share trading price of our Common Stock.

We cannot predict whether future issuances or sales of our Common Stock or the availability of shares for resale in the open market, including the Shares issued to the Selling Stockholders, will decrease the per share trading price of our Common Stock. The issuance of a substantial number of shares of our Common Stock in the public market or the perception that such issuances might occur could adversely affect the per share trading price of our Common Stock. In addition to the 6,413,193 Shares being offered hereunder, during the last two fiscal years we have registered with the SEC for sale or resale approximately 49,771,429 shares and $200,000,000 of shares.

Stockholders may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we believe that we will offer and issue additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in the future. We cannot assure you that we will be able to sell shares and investors purchasing other securities in the future could have rights superior to existing stockholders. Existing stockholders who have negotiated certain contractual protections and restrictions with respect to future issuances of securities may challenge or interfere with such issuances, which may hinder our capital-raising needs and objectives.

In addition, we have a significant number of warrants outstanding. To the extent that outstanding warrants have been or may be exercised or other shares issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

The market price of our Common Stock has been, and may continue to be, highly volatile, and such volatility could cause the market price of our Common Stock to decrease and could cause you to lose some or all of your investment in our Common Stock.

From May 28, 2024 through May 28, 2025, the market price of our Common Stock has fluctuated from a high of $3.36 per share to a low of $0.76 per share, and our stock price continues to fluctuate. The market price of our Common Stock may continue to fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

●	our ability to generate revenue and develop a consistent customer base;
●	our ability to develop and scale our proprietary technology;
●	the announcement and acceptance of new products or technology or related enhancements by us or our competitors;
●	developments concerning regulatory oversight and approvals;
●	variations in our and our competitors’ results of operations;
●	successes or challenges in our collaborative arrangements or alternative funding sources;
●	developments in our industry generally;
●	future issuances of Common Stock or other securities;
●	the addition or departure of key personnel;
●	announcements by us or our competitors of acquisitions, investments or strategic alliances; and
●	general market conditions and other factors, including factors unrelated to our operating performance.

Further, the stock market in general, and our industry in particular, has recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. The volatility of our Common Stock is further exacerbated due to its low trading volume. Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our Common Stock and the loss of some or all of your investment.

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If the trading price of our Common Stock fails to comply with the continued listing requirements of the Nasdaq Capital Market, we would face possible delisting, which would result in a limited public market for our Common Stock and make obtaining future debt or equity financing more difficult for us.

On December 19, 2024, we received a letter from the Listing Qualifications Department of Nasdaq notifying us that, for the 30 consecutive trading days prior to such letter, we failed to maintain a minimum closing bid price of $1.00 in violation of Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”). On January 7, 2025, we received written notice from the Nasdaq notifying us that we had regained compliance with Listing Rule 5550(a)(2), determining that the closing bid price of the Company’s common stock had been at $1.00 per share or greater for more than 10 consecutive business days, from December 19, 2024, through January 6, 2025. If we cannot comply with the Minimum Bid Price Rule or other Nasdaq continued listing requirements, our Common Stock could be subject to delisting and could begin trading on the over-the-counter market. If our Common Stock was to trade on the over-the-counter market, we may lose some or all of our institutional investors and selling our Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our Common Stock, further limiting the liquidity of our Common Stock. As a result, the market price of our Common Stock may be depressed, and you may find it more difficult to sell our Common Stock. Such delisting from the Nasdaq Capital Market and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing. If we are not in compliance with the Nasdaq continued listing requirements, we also are not able to sell shares of our Common Stock under the ATM Sales Agreement that we entered into with Virtu Americas LLC on April 3, 2024.

The relative lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team lacks significant public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our senior management has little experience in managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining of internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, we could be subject to the imposition of fines and penalties and our management would have to divert resources from attending to our business plan.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights for or obligations to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation (as amended, “Articles of Incorporation”) contain a provision permitting us to eliminate the personal liability of our directors to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

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We may issue additional shares of Common Stock or preferred stock in the future, which could cause significant dilution to all stockholders.

Our Articles of Incorporation authorize the issuance of up to 251,666,667 shares, including 250,000,000 shares of Common Stock and 1,666,667 shares of preferred stock, each with a $0.001 par value per share. As of May 28, 2025, we had 92,523,900 shares of Common Stock outstanding; however, we may issue additional shares of Common Stock or preferred stock in the future in connection with a financing or an acquisition. Such issuances may not require the approval of our stockholders. In addition, certain of our outstanding rights to purchase additional shares of Common Stock or securities convertible into our Common Stock are subject to some form of anti-dilution protection, which could result in the right to purchase significantly more shares of Common Stock being issued or a reduction in the purchase price for any such shares or both. Any issuance of additional shares of our Common Stock, or equity securities convertible into our Common Stock, including but not limited to, preferred stock, warrants and options, will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of our Common Stock, may negatively impact the market price of our Common Stock, and may also negatively affect stockholders’ investments.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Certain provisions of the Nevada Revised Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our Common Stock and currently do not plan to pay any cash dividends in the foreseeable future.

USE OF PROCEEDS

We are registering the Shares on behalf of the Selling Stockholders, to be offered and sold by the Selling Stockholders from time to time and we will not receive proceeds from the sale of the Shares from time to time by the Selling Stockholders. We may receive proceeds from the exercise of the Warrants by the Selling Stockholders to the extent they are exercised for cash. In the event we receive proceeds from the cash exercise of the Warrants, we intend to use the aggregate net proceeds from the exercise of the Warrants for general corporate purposes, including working capital.

We have agreed to pay all costs, expenses and fees relating to the registration of the Shares covered by this prospectus. These may include, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants, and blue-sky fees and expenses. The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the Shares covered hereby.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the Shares may be sold by the Selling Stockholders under this prospectus as the price will be determined by the prevailing public market price for our Common Stock, by negotiations between the Selling Stockholders and the buyers of Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

This Registration Statement relates only to the resale of shares of Common Stock that may be offered by the Selling Stockholders and does not involve the issuance of additional securities by the Company to the public.

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Description of Registrant’s Securities

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Articles of Incorporation and Bylaws which have been publicly filed with the SEC. See “Where You Can Find More Information” and “Incorporation by Reference.”

Authorized and Outstanding Securities

The Company is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 251,666,667. The Company is authorized to issue 1,666,667 shares of Preferred Stock, of which the Company has designated 33,334 shares as Series A Preferred Stock with a $0.001 par value per share, 133,334 shares as Series B Preferred Stock with a $10.00 par value per share, 66,667 shares as Series C Preferred Stock with a $10.00 par value per share and five shares as Series D Preferred Stock with a $0.001 par value per share. The number of shares of Common Stock which the Company is authorized to issue is 250,000,000 with a $0.001 par value per share.

As of May 28, 2025, there were 0 shares of each of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock issued and outstanding and 92,523,900 shares of Common Stock issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefor, subject to preferences that may be applicable to preferred stock, if any, then outstanding. At present, we have no plans to issue dividends. See “Dividend Policy” for additional information. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

Our Articles of Incorporation authorize shares of preferred stock and provide that shares of preferred stock may be issued from time to time in one or more series. Our Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Anti-Takeover Effects of Nevada Law and Our Charter Documents

Certain provisions of Nevada law and our Articles of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to discourage persons seeking to acquire control of us.

Transfer Agent

The transfer agent for our Common Stock is Securities Transfer Corporation at 2901 N. Dallas Parkway, Suite 380, Plano, TX 75093. The transfer agent’s telephone number is (469) 633-0101.

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SELLING STOCKHOLDERS

The shares of Common Stock that may be offered and sold by the Selling Stockholders are the PIPE Shares and the Warrant Shares issuable to the Selling Stockholders upon exercise of the Warrants. For additional information regarding the Warrants, see “Summary—Private Placement Transactions” above. We are registering the resale of the Shares in order to provide the Selling Stockholders with freely tradable securities.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of Common Stock held by the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of Common Stock and Warrants, as of May 28, 2025.

The third column lists the shares of Common Stock that are being registered by this prospectus by the Selling Stockholders and does not take into account any limitations on exercise of the Warrants set forth therein.

In accordance with the terms of the Purchase Agreements, this prospectus generally covers the resale of 100% of the maximum number of shares of Common Stock issued or issuable pursuant to the Warrants determined as if the Warrants were exercised in full (without regard to any limitations on exercise contained therein solely for the purpose of such calculation) at the applicable Exercise Price. The fourth column assumes the sale of all of the shares that may be offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants, the Selling Stockholders may not exercise the Warrants to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding capital stock of the Company (the “Beneficial Ownership Limitation”). The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The ownership percentage indicated in the following table is based on 92,523,900 total outstanding shares of our Common Stock as of May 28, 2025, which excludes, as of that date, approximately 12,505,900 shares of our Common Stock issuable upon the conversion of outstanding convertible notes, and approximately 4,116,733 shares of our Common Stock issuable upon the exercise of outstanding warrants.

In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership, we included outstanding shares of Common Stock issuable upon exercise of Warrants that are currently exercisable or exercisable within 60 days of May 28, 2025.

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	Shares Beneficially Owned Prior to Resale		Shares Registered	Shares Beneficially Owned After Resale
Selling Stockholder	Number(1)%		for Resale(2)	Number(3)%

Amanda McDaniel	4,762	*	4,762	-	*
Amish Shah	9,524	*	9,524	-	*
Amy Dunn	234,524	*	234,524	-	*
Andres Meza	214,608	*	19,048	195,560	*
Anthony M. DiCenso	9,524	*	9,524	-	*
Bernardo Meza	4,762	*	4,762	-	*
Brian Olson	19,044	*	19,044	-	*
Charles Attal	19,044	*	19,044	-	*
Charles Briston	1,699,565	1.84%	1,255,648	443,917	*
Charles Leber, III	4,762	*	4,762	-	*
ClearThink Capital Partners	157,142	*	157,142	-	*
Cosimo Leipold	9,520	*	9,520	-	*
Directed Trust Company FBO James Dunn Roth IRA	410,715	*	398,810	11,905	*
Directed Trust Company FBO Paula Dunn Roth IRA	110,715	*	98,810	11,905	*
Elizabeth DeMonte	4,762	*	4,762	-	*
Eric Gonzales	4,760	*	4,760	-	*
Fraser Bodie	9,524	*	9,524	-	*
Hector Solorio	4,762	*	4,762	-	*
Hunter Rodziczak	14,286	*	14,286	-	*
Jesse Deutsch	19,048	*	19,048	-	*
Kallie Winners	4,762	*	4,762	-	*
Kathryn Dunn	705,463	*	347,620	359,843	*
Kelly R. Ahlgren	4,762	*	4,762	-	*
Luis Meza	4,762	*	4,762	-	*
Luis Reyes	4,762	*	4,762	-	*
Matthew & Charlotte Melsert	75,000	*	75,000	-	*
Matthew Dunn	19,048	*	19,048	-	*
Mitch Dreier	185,303	*	185,303	-	*
Nathan R. Horne	19,048	*	19,048	-	*
Olivier Joly	1,649,690	1.78%	1,598,008	51,682	*
Patrick Gettelman	4,762	*	4,762	-	*
Raymond Barrios	9,524	*	9,524	-	*
Rinaldo E. Hunt	4,762	*	4,762	-	*
Robert Randolph	9,524	*	9,524	-	*
Ross Polk	4,762	*	4,762	-	*
Ryan Melsert	2,584,607	2.79%	1,229,004	1,355,603	1.47%
Ryan Moskovitz	9,524	*	9,524	-	*
Scott Dreier	4,762	*	4,762	-	*
Stephen Lambe	4,762	*	4,762	-	*
Steven Wu	154,762	*	154,762	-	*
TB Investment Holdings LLC	496,956	*	238,094	258,862	*
Tyler Aymond	159,524	*	159,524	-	*
William Doyle	14,286	*	14,286	-	*

* Less than 1%

(1)	Beneficial ownership of the Selling Stockholders included in this column reflects the total number of shares potentially issuable in accordance with the Beneficial Ownership Limitation pursuant to the terms of the Warrants. In addition to the shares set forth in the table, the number of shares to be sold includes an indeterminate number of shares issuable upon exercise of the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act.
(2)	Represents an aggregate of 6,413,193 shares of Common Stock, including PIPE Shares and Warrant Shares issuable to the Selling Stockholders upon exercise of the Warrants.
(3)	Assumes the sale of all shares that may be offered pursuant to this prospectus. In accordance with the Warrants, in no event are we permitted to issue shares of Common Stock to the Selling Stockholders in excess of the Beneficial Ownership Limitation. Beneficial ownership of the Selling Stockholders included in this column reflects the total number of shares potentially issuable upon exercise of the Warrants and does not give effect to the Beneficial Ownership Limitation or adjustments pursuant to the terms of the Warrants. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder, may be higher or lower than as reflected in this table.

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PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of the Shares by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. We will bear all fees and expenses incident to our obligation to register the Shares.

The Selling Stockholders, which, as used herein, includes any of their respective permitted pledgees, donees, transferees, assignees and successors, may from time to time offer and sell some or all of the Shares covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

A Selling Stockholder may offer its Shares from time to time, either in increments or in a single transaction. A Selling Stockholder may also decide not to sell all the Shares it is allowed to sell under this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The Selling Stockholders may, from time to time, sell any or all of their respective Shares on any stock exchange, market or trading facility on which the Shares are traded or quoted, in the over-the-counter market or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling the Shares:

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this registration statement becomes effective;

●	an agreement with broker-dealers to sell as agent for a Selling Stockholder a specified number of the Shares at a stipulated price per share or otherwise at the prevailing market price;

●	through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to common shares, including the issuance by a Selling Stockholder of derivative securities, whether the options or such other derivative securities are listed on an options exchange or otherwise;

●	through the distribution of the Shares by a Selling Stockholder to its partners, members or stockholders;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

A Selling Stockholder may also sell the Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from such Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

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In connection with the sale of the Shares, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. A Selling Stockholder may also sell shares short and deliver Shares to close out its short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these shares. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that the Selling Stockholders inform us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares. We will pay certain fees and expenses incurred by us incident to the registration of the Shares.

Because a Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Holland & Hart LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of American Battery Technology Company and Subsidiaries as of June 30, 2024, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of American Battery Technology Company and Subsidiaries as of June 30, 2023, and for the year then ended, have been incorporated by reference herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus forms part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information set forth in the registration statement filed with the SEC. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You should refer to the complete registration statement, including the exhibits thereto, that may be obtained as described below. Statements contained or incorporated by reference in this prospectus or any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act, and we file annual, quarterly and other reports and other information with the SEC. Our SEC filings are available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information filed by us with the SEC are also available at our website. The address of the Company’s website is americanbatterytechnology.com. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus.

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INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

We incorporate by reference the following documents in this prospectus, which you should review in connection with this prospectus, as well as each of the documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the annual period ended June 30, 2024, filed with the SEC on September 23, 2024;

●	Our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2024, December 31, 2024, and March 31, 2025, filed with the SEC on November 14, 2024, February 14, 2025 and May 15, 2025, respectively;

●	Our Current Reports on Form 8-K filed with the SEC on July 10, 2024, August 26, 2024, September 20, 2024, September 25, 2024, September 30, 2024, November 14, 2024, November 15, 2024, November 27, 2024, November 27, 2024, December 18, 2024, December 20, 2024, December 20, 2024, December 23, 2024, December 27, 2024, January 8, 2025, January 10, 2025 and April 4, 2025; and

●	The description of our capital stock in our Form 8-A filed with the SEC on September 20, 2023, and any amendment or report filed with the SEC for the purpose of updating the description.

You may request a copy of any of the documents incorporated by reference in this prospectus, at no cost to you, by writing or telephoning us at the following address:

American Battery Technology Company

100 Washington Street, Suite 100

Reno, Nevada 89503

Tel: (775) 473-4744

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

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Up to 6,413,193 Shares of Common Stock

Offered by the Selling Stockholders

PROSPECTUS

June [  ], 2025

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$1,335
Printing expenses	$-
Legal fees and expenses	$20,000
Auditor fees	$15,000
Miscellaneous	$-
Total	$36,335

Item 15. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) is not liable pursuant to Nevada Revised Statute 78.138, or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) is not liable pursuant to Nevada Revised Statute 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Section 78.751 of the Nevada Revised Statutes provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above (or in defense of any claim, issue or matter therein), the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes also provides that (unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation) such indemnification may also include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding as they are incurred and in advance of the final disposition of such action or proceeding upon receipt of an undertaking by (or on behalf of) a director or officer to repay such payment if he shall be ultimately found not to be entitled to indemnification by the corporation. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the corporation or such other entities.

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Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a) the creation of a trust fund;

(b) the establishment of a program of self-insurance;

(c) the securing of its obligations of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d) the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses of indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. The determination must be made by:

(a) the stockholders;

(b) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) independent legal counsel in a written opinion if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or

(d) independent legal counsel in a written opinion if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions or unless the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Charter Provisions and Other Arrangements

Pursuant to the provisions of Nevada Revised Statutes, we have adopted the following indemnification provisions in our Articles of Incorporation for our directors and officers:

Officers and directors shall have no personal liability to the corporation of its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of the NRS 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 16. Exhibits

The following exhibits are included as part of this Registration Statement by reference:

Exhibit	Description	Filed Herewith	Incorporated Date	By Form	Reference Exhibit
3.1	Articles of Incorporation, as amended		September 12, 2022	10-K	3.1
3.2	Certificate of Change		September 11, 2022	8-K	3.1
3.3	Certificate of Amendment		November 14, 2024	8-K	3.1
3.2	Amended and Restated Bylaws		September 14, 2023	8-K	3.1
4.1	Form of 2023 Unit Subscription Agreement	X
4.2	Form of 2023 Series A Warrant	X
4.3	Form of 2023 Series B Warrant	X
4.4	Form of 2024 Unit Subscription Agreement (Common Stock and Series A and B Warrants)	X
4.5	Form of 2024 Series A Warrant	X
4.6	Form of 2024 Series B Warrant	X
4.7	Form of 2024 Unit Subscription Agreement (Common Stock and Series A Warrants)	X
4.8	Form of 2024 Series A Warrant (for Units without Series B Warrants)	X
4.9	Form of 2025 Unit Subscription Agreement	X
4.10	Form of 2025 Warrant	X
5.1*	Opinion of Holland & Hart LLP
23.1*	Consent of KPMG LLP
23.2*	Consent of Marcum LLP
23.3*	Consent of Holland & Hart LLP (included in Exhibit 5.1)
23.4	Consent of RESPEC Company, LLC	X
23.5	Consent of Woods Process Services, LLC	X
107*	Filing Fee Table

* Previously filed.

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Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on June 20, 2025.

AMERICAN BATTERY TECHNOLOGY COMPANY

a Nevada corporation

By:	/s/ Ryan Melsert
Ryan Melsert
Chief Executive Officer, Chief Technology Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

/s/ Ryan Melsert
Ryan Melsert	Chief Executive Officer, Chief Technology Officer and Director (Principal Executive Officer)	June 20, 2025

*
Elizabeth Lowery	Director	June 20, 2025

*
Susan Yun Lee	Director	June 20, 2025

*
Richard Fezell	Chairman of the Board, Director	June 20, 2025

*
Sherif Marakby	Director	June 20, 2025

*
Jesse Deutsch	Interim Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	June 20, 2025

*By:	/s/ Ryan Melsert
Ryan Melsert
Attorney-In-Fact

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